Exhibit 10.23 Director Compensation

The Company’s outside directors currently receive an annual retainer of $30,000 and a fee of $2,000 for attendance at each board meeting. Beginning October 1, 2005, the annual retainer paid to the Company’s outside directors will be increased from $30,000 to $40,000. However, annual pension benefits under the Company’s Non-Qualified Pension Plan for Outside Directors will continue to be calculated as if the annual retainer remained at $30,000 per year.

The chairman of each board committee receives an additional annual retainer of $5,000, and each committee member, including the chairman, receives a fee of $1,500 for attendance at each committee meeting. The Company’s lead director receives an additional annual retainer of $10,000. Directors also receive reimbursement for all reasonable expenses incurred in attending meetings.

The Company’s outside directors are also entitled to receive an annual grant of options to purchase up to 5,000 shares of the Company’s common stock, the exact number to be set each year by the Compensation Committee.